Frontier Financial Corporation Announces Record Earnings for 2007

EVERETT, WA -- 01/24/2008 -- Frontier Financial Corporation (NASDAQ: FTBK) today announced earnings for the fourth quarter and the year ended December 31, 2007. Fourth quarter 2007 net income increased 2.7% to $18.0 million, compared to net income of $17.6 million for the fourth quarter 2006. This was a result of a pre-tax increase in net interest income of $6.5 million, partially offset by a $3.7 million increase in the provision for loan losses. On a diluted per share basis, fourth quarter net income for 2007 was $0.40 per share compared to $0.38 for the fourth quarter 2006, an increase of 5.3%.

For the year ended December 31, 2007, net income increased $5.0 million or 7.3% to $73.9 million, compared to net income of $68.9 for the year ended December 31, 2006. On a diluted per share basis, year-to-date net income for 2007 was $1.62 per share compared to $1.52 in 2006, an increase of 6.6%. Annual return on average assets and return on average equity for 2007 was 2.13% and 18.76%, respectively, compared to 2.27% and 18.91%, respectively, for 2006.

John J. Dickson, President & CEO of Frontier Financial Corporation, said, "We achieved outstanding earnings in 2007 despite margin compression, a balance sheet restructuring charge in the second quarter of 2007 of $2.5 million and a $3.9 million or 52.0% increase in the loan loss provision."

For the year ended December 31, 2007, loans increased $704.1 million, or 24.2%, over the prior year end. For the fourth quarter 2007, loans increased $293.9 million including $199.8 million from the Bank of Salem merger, or 8.9%, from the third quarter 2007. New loan originations for 2007 were $1.75 billion, compared to $1.82 billion in 2006, representing a 3.8% decrease. Fourth quarter 2007 new loan originations were $254.7 million, compared to third quarter 2007 originations of $364.3 million, down 30.0% and fourth quarter 2006 originations of $445.7 million down 42.9%.

Lyle E. Ryan, President of Frontier Bank, stated, "As anticipated, due to the slowing housing market, the new loan volumes for the linked quarter and year-over-year have decreased. Many of our customers have deferred starting new development or construction projects over concerns with the reduction of sales. Despite this reduction, the gross inventory of homes for sale in our primary markets of Snohomish, King and Pierce counties are all down substantially at year-end from the highs reached in September 2007. The Puget Sound area continues to be one of the strongest housing markets in the country fueled by continued job and population growth."

Highlights

For the fourth quarter 2007:

--  Fourth quarter earnings of $18.0 million, up 2.7% from the fourth quarter 2006 earnings of $17.6 million.
--  Fully diluted fourth quarter earnings per share increased 5.3% to
    $0.40 from $0.38 a year ago.
--  Tax equivalent net interest margin of 5.63% compared to 5.81% a year ago.
--  Efficiency ratio continues as one of the industries best at 37% for the fourth quarter 2007 and 2006.
--  Return on average equity of 17.21% for the fourth quarter, down from
    18.10% for the fourth quarter 2006.
--  Return on average assets of 1.95% for the fourth quarter 2007, compared to 2.22% for the fourth quarter 2006.
--  Increased fourth quarter 2007 cash dividend to $0.17 per share, an increase of 13.3% over the fourth quarter 2006 cash dividend of $0.15 per share.
--  Nonperforming assets increased to 0.53% of total loans at year-end from 0.27% a year ago.

For the full year 2007:

--  Earnings for the year of $73.9 million, up 7.3% from $68.9 million for the same period in 2006.
--  Diluted earnings per share for the year increased 6.6% to $1.62 from
    $1.52 a year ago.
--  Tax equivalent net interest margin of 5.67% compared to 5.73% a year ago.
--  Year-to-date return on average equity of 18.76%, compared to 18.91%
    for the same time period 2006.
--  Year-to-date return on average assets of 2.13%, compared to 2.27% for the same period 2006.
--  Total loans increased by 24.2% to $3.61 billion compared to $2.91 billion at the prior year-end.
--  Total deposits increased by 20.0% to $2.94 billion compared to $2.45 billion at the prior year-end.
--  Net charge-offs were $920 thousand, or 0.03%, of average loans in
    2007.

Asset Quality

As of December 31, 2007, nonperforming assets were 0.53% of total assets compared to 0.35% at September 30, 2007, and 0.27% at December 31, 2006. Nonaccruing loans were $20.9 million at December 31, 2007, up from $11.3 million at September 30, 2007, and up from $8.7 million at December 31, 2006. The ratio of loans past due over 30 days was 0.91% of total loans at December 31, 2007, compared to 0.46% at September 30, 2007 and 0.44% at December 31, 2006. "While we experienced an increase in our nonperforming assets and delinquency ratios at year-end, we believe our strong underwriting and experienced management team will see us through this credit cycle," said Rob Robinson, Chief Credit Officer of Frontier Bank.

During the fourth quarter of 2007, the Corporation provided $6.0 million for loan losses as compared to $2.3 million for the fourth quarter of 2006. The total allowance for loan losses was $54.0 million, or 1.49% of total loans outstanding at December 31, 2007, compared to $45.1 million, or 1.36% at September 30, 2007, and $40.6 million or 1.40% at December 31, 2006. The allowance for loan losses, including the reclassified allocation for undisbursed loans of $3.7 million, would amount to a total allowance of $57.7 million, or 1.60% of total loans outstanding as of December 31, 2007. For the year ended December 31, 2007, net loan charge-offs were $920 thousand or 0.03% of average loans. This compares to net loan charge-offs of $2.9 million, or 0.11% of average loans, for the year ended December 31, 2006. Robinson continued, "With the softening of the housing market, Management determined it was prudent to increase the reserves for future potential loan losses and focus energy toward continued close monitoring and collection of our outstanding loans. With the loan loss reserve at 1.60% of our total loans, including the reserve for undisbursed, and a leverage ratio of 10.54%, our loan loss reserve and capital are higher than our peers and position us for future market uncertainties."

Operating Results

Net interest income for the year ended December 31, 2007, was $186.6 million, an increase of $23.4 million, or 14.4%, compared to $163.2 million for the prior year-end. Net interest income for the fourth quarter 2007, was $49.5 million, an increase of $6.5 million, or 15.0%, compared to $43.1 million for the fourth quarter 2006.

Frontier's tax equivalent net interest margin was 5.67% in 2007, compared to 5.73% in 2006. The tax equivalent net interest margin during 2007 was 5.59% for the first quarter, 5.76% for the second quarter, 5.71% for the third quarter and 5.63% for the fourth quarter. For the year ended December 31, 2007, approximately 57.5% of the Corporation's loans are variable rate (immediately repriceable) and 14.3% are adjustable rate, which reprice within three months to five years, depending on the index. However, of the 57.5% or $2.1 billion of loans immediately repriceable, $1.3 billion or 61.7% of those loans had reached their floors at year-end as a result of the rate cuts by the Federal Reserve Board. The yield on earning assets increased 31 basis points to 9.07% in 2007 from 8.76% in 2006. The cost of funds increased 42 basis points to 4.26% in 2007 from 3.84% in 2006. For the fourth quarter 2007, earning asset yields decreased 8 basis points and the cost of funds increased 6 basis points over the fourth quarter 2006. During the fourth quarter 2007, the bank recovered $1.6 million of interest on the pay-off of a $7.1 million loan which had been in nonaccrual status. This interest recovery was offset by $523 thousand of interest accruals reversed as a result of loans being placed in nonaccrual status. Had the net recovery of $1.1 million had been excluded, fourth quarter net interest margin would have been 5.51%, a decrease of 8 basis points.

Total noninterest income for the year ended December 31, 2007, decreased $2.3 million, down 14.8% to $13.3 million from $15.6 million in 2006. The major component of this decrease was the $2.1 million decrease in the nonrecurring gain on the sale of a portion of property in 2006 and the nonrecurring loss on the sale of securities of $937 thousand in 2007. Excluding those items, noninterest income was up $1.0 million. Service charges increased $507 thousand, or 12.0% to $4.7 million. Other noninterest income in 2007 increased $417 thousand, up 5.6% to $7.9 million from $7.5 million in 2006.

Total noninterest expense increased $10.0 million to $77.0 million, for the year ended December 31, 2007, up 14.9%, compared with the same period last year. Salaries and benefits increased $6.2 million, or 14.7%, over the same period. Of this increase, approximately 9.6% related to staff additions and 5.3% related to salary and incentive increases, including an additional $1.6 million related to FAS 123(R) stock-based compensation expense. Occupancy expense increased $848 thousand, or 9.3%, due to normal rent increases and the opening of 3 new branches in 2007. Other noninterest expense increased $3.1 million, or 22.6%, to $16.7 million as of December 31, 2007, compared to $13.6 million as of December 31, 2006. The primary reason for the increase was the pre-tax prepayment penalty of $1.5 million on FHLB advances for the second quarter 2007 balance sheet restructuring. In addition, directors' fees increased $512 thousand, telephone expense increased $134 thousand, marketing expense increased $128 thousand, postage expense increased $123 thousand, consulting fees increased $110 thousand and data processing fees increased $109 thousand.

Total noninterest expense for the fourth quarter 2007 was $20.2 million, up $2.6 million over the fourth quarter 2006, primarily due to salaries and employee benefits increasing $1.8 million.

Balance Sheet and Capital Management

At December 31, 2007, total assets were $4.0 billion and deposits totaled $2.94 billion, an increase of 23.4% and 20.0%, respectively, compared to the prior year. Net loans of $3.56 billion and investments of $135.1 million reflected an increase of 24.1% and 17.8%, respectively, over the same period.

Shareowners' equity was $459.6 million at December 31, 2007, up from $395.3 million a year ago, an increase of 16.3%. Weighted average year-to-date diluted shares totaled 45,601,066 for 2007, compared to 45,484,897 for 2006.

Dickson stated, "The previously announced first quarter 2008 cash dividend of $.175 per share, an increase of 12.9% over the first quarter 2007 and representing the 33rd consecutive quarter of increased cash dividends, was paid to shareowners on Monday, January 21, 2008." Frontier began paying cash dividends to shareowners in 1999.

Branch Additions and Merger

On November 30, 2007, the merger with Bank of Salem was closed. The year-over-year and quarter-over-quarter growth comparison includes the Bank of Salem impact. At closing, the Bank of Salem additions to our balance sheet included $200.0 million in loans, $8.6 million in investments, $169.5 million in deposits and $27.0 million in capital.

During the fourth quarter, we opened a loan production office in Vancouver, Washington managed by long-time Vancouver banker, Ken Imse. These activities result in 52 Frontier Bank Offices throughout Washington and Oregon.

Our pending merger with Washington Banking Company (WBCO), and subsidiary, Whidbey Island Bank, is expected to close late in the first quarter of 2008.

Certain amounts in prior years' financial statements have been reclassified to conform to the 2007 presentation. These classifications have not had an effect on previously reported income or total equity.

Frontier Financial Corporation is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier Bank offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release.

Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier's 2006 Form 10-K.

                       FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                              CONSOLIDATED STATEMENT OF INCOME
                   (In thousands, except for shares and per share amounts)
                                         (Unaudited)

                        Three Months Ended         Twelve Months Ended
                    --------------------------  --------------------------
                    December 31,  December 31,  December 31,  December 31,
                        2007          2006          2007          2006
                    ------------  ------------  ------------  ------------
INTEREST INCOME
  Interest and fees
   on loans         $     77,914  $     65,962  $    294,099  $    244,493
  Interest on
   investments             1,490         1,415         5,573         5,651
                    ------------  ------------  ------------  ------------
    Total interest
     income               79,404        67,377       299,672       250,144
                    ------------  ------------  ------------  ------------
INTEREST EXPENSE
  Interest on
   deposits               25,601        20,808        97,080        73,526
  Interest on
   borrowed funds          4,282         3,519        15,961        13,416
                    ------------  ------------  ------------  ------------
    Total interest
     expense              29,883        24,327       113,041        86,942
                    ------------  ------------  ------------  ------------

Net interest income       49,521        43,050       186,631       163,202
PROVISION FOR LOAN
 LOSSES                    6,000         2,300        11,400         7,500
                    ------------  ------------  ------------  ------------
Net interest income
 after provision for
 loan losses              43,521        40,750       175,231       155,702
                    ------------  ------------  ------------  ------------

NONINTEREST INCOME
  Loss on sale of
   securities                  -             -          (937)          (25)
  Gain on sale of
   secondary
   mortgage loans            375           443         1,586         1,491
  Service charges
   on deposit
   accounts                1,318         1,051         4,721         4,214
  Gain on sale of
   premises and
   equipment                   2            50            24         2,445
  Other noninterest
   income                  2,107         1,859         7,915         7,498
                    ------------  ------------  ------------  ------------
    Total
     noninterest
     income                3,802         3,403        13,309        15,623
                    ------------  ------------  ------------  ------------

NONINTEREST EXPENSE
  Salaries and
   employee
   benefits               12,891        11,090        48,297        42,104
  Occupancy expense        2,543         2,352         9,956         9,108
  State business
   taxes                     565           505         2,066         2,213
  Other noninterest
   expense                 4,227         3,654        16,697        13,621
                    ------------  ------------  ------------  ------------
    Total
     noninterest
     expense              20,226        17,601        77,016        67,046
                    ------------  ------------  ------------  ------------

INCOME BEFORE
 PROVISION FOR
 INCOME TAXES             27,097        26,552       111,524       104,279
PROVISION FOR
 INCOME TAXES              9,080         9,001        37,586        35,369
                    ------------  ------------  ------------  ------------
    NET INCOME      $     18,017  $     17,551  $     73,938  $     68,910
                    ============  ============  ============  ============
Weighted average
 number of shares
 outstanding for
 the period           44,645,895    45,328,840    45,265,723    45,009,526
Basic earnings per
 share              $       0.40  $       0.39  $       1.63  $       1.53
                    ============  ============  ============  ============
Weighted average
 number of diluted
 shares outstanding
 for period           44,871,141    45,866,921    45,601,066    45,484,897
Diluted earnings
 per share          $       0.40  $       0.38  $       1.62  $       1.52
                    ============  ============  ============  ============

Efficiency ratio              37%           37%           37%           38%
Return on average
 assets                     1.95%         2.22%         2.13%         2.27%
Return on average
 equity                    17.21%        18.10%        18.76%        18.91%
Net interest margin         5.59%         5.78%         5.63%         5.69%
TE Effect                   0.04%         0.03%         0.04%         0.04%
                    ------------  ------------  ------------  ------------
*TE Net interest
 margin                     5.63%         5.81%         5.67%         5.73%
                    ============  ============  ============  ============

*Tax equivalent is a nonGAAP performance measurement used by management in operating the business. Management believes this provides investors with a more accurate picture of the net interest margin for comparative purposes.

             FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED BALANCE SHEET
                      (In thousands, except shares)
                               (Unaudited)

                               December 31,   September 30,  December 31,
                                   2007           2007           2006
                               -------------  -------------  -------------
ASSETS
Cash and due from banks        $      99,102  $      63,763  $     104,222
Federal funds sold                         5              3         18,673
Securities:
   Available for sale, at
    fair value                       131,378         99,469        111,112
   Held to maturity, at
    amortized cost                     3,743          3,534          3,599
                               -------------  -------------  -------------
          Total securities           135,121        103,003        114,711
Loans receivable:
  Held for sale                        6,227          4,332          7,220
  Held for portfolio, net of
   unearned income                 3,605,895      3,313,904      2,900,780
  Less allowance for loan
   losses                            (53,995)       (45,113)       (40,649)
                               -------------  -------------  -------------
          Net loans                3,558,127      3,273,123      2,867,351
Premises and equipment, net           47,293         38,246         30,026
Intangible assets                     78,150         41,054         41,227
Federal Home Loan Bank stock          18,738         15,030         15,030
Bank owned life insurance             23,734         22,892         22,198
Other real estate owned                  367          1,145              -
Other assets                          35,052         26,175         25,026
                               -------------  -------------  -------------
   TOTAL ASSETS                $   3,995,689  $   3,584,434  $   3,238,464
                               =============  =============  =============

LIABILITIES
Deposits:
  Noninterest bearing          $     390,526  $     400,247  $     406,621
  Interest bearing                 2,552,710      2,417,180      2,047,011
                               -------------  -------------  -------------
    Total deposits                 2,943,236      2,817,427      2,453,632
Federal funds purchased and
 securities sold under
 repurchase agreements               258,145         48,622         81,673
Federal Home Loan Bank
 advances                            298,636        279,375        282,017
Junior subordinated debt               5,156          5,156          5,156
Other liabilities                     30,904         35,717         20,703
                               -------------  -------------  -------------
    TOTAL LIABILITIES              3,536,077      3,186,297      2,843,181
                               -------------  -------------  -------------

SHAREOWNERS' EQUITY
Common stock, no par value;
 100,000,000 shares authorized       252,016        184,884        186,163
Retained earnings                    202,729        205,075        202,945
Accumulated other
 comprehensive income,
 net of tax effect                     4,867          8,178          6,175
                               -------------  -------------  -------------
    TOTAL SHAREOWNERS' EQUITY        459,612        398,137        395,283
                               -------------  -------------  -------------
TOTAL LIABILITIES AND
 SHAREOWNERS' EQUITY           $   3,995,689  $   3,584,434  $   3,238,464
                               =============  =============  =============

Shares outstanding at end of
 period                           46,950,878     44,047,950     45,350,316

Book value                     $        9.80  $        9.04  $        8.72
Tangible book value            $        8.12  $        8.11  $        7.81

Contacts:
John J. Dickson
Frontier Financial Corporation
President and CEO
425-514-0700

Lyle E. Ryan
Frontier Bank
President and CBO
425-514-0700

FRONTIER FINANCIAL CORPORATION
332 SW Everett Mall Way
Everett, Washington 98204